Exhibit 99.1
F.N.B. CORPORATION REPORTS FIRST QUARTER 2006 RESULTS
Hermitage, PA – April 20, 2006 – F.N.B. Corporation (NYSE: FNB), a diversified financial services company, today reported first quarter 2006 net income of $15.8 million, or $.27 per diluted share. These results compare to $14.9 million, or $.28 per diluted share, for the same period last year and net income of $4.7 million, or $.08 per diluted share, for the fourth quarter of 2005. In the fourth quarter of 2005, the Corporation recorded after tax charges of $11.0 million or $.19 per diluted share as a result of a balance sheet restructuring, efficiency initiatives and merger costs. The Corporation’s return on equity for the first quarter of 2006 was 13.3%, its return on tangible equity was 25.5% and its return on assets was 1.14%.
“We are pleased to report that our first quarter earnings are consistent with the guidance we provided at the start of the year and in line with the consensus analysts’ estimate,” said Stephen Gurgovits, President and Chief Executive Officer of F.N.B. Corporation.
Fully tax equivalent net interest income for the first quarter of 2006 was up approximately 1% over the same period last year. The net interest margin in the first quarter of 2006 was 3.82%, lower than the 3.97% in same period last year but 4 basis points ahead of the 3.78% in the fourth quarter of last year. The improved performance on a sequential quarter basis is principally attributable to the balance sheet restructuring completed at the end of last year as well as strong growth of higher-yielding commercial loans. Somewhat offsetting the 24 basis-point increase in earning asset yields on a linked quarter basis was a steady increase in deposit costs as short term rates continued to rise. The cost of funds was up 23 basis points from the fourth quarter of 2005.
“Of particular note during the first quarter of 2006,” said Gurgovits, “our strategic expansion into markets that provide higher growth prospects has begun to deliver results. While average total loans were up 1.2% annualized, average commercial loans increased at an annualized pace of 14.4% on a linked quarter basis. This commercial loan production is a result of our expansion into the Pittsburgh and Florida markets. We expect this trend to continue in the future.”
Non-interest income for the first quarter of 2006 was $20.1 million compared to $18.7 million in the same period last year, representing a 7.3% increase. This improvement was primarily due to the acquisitions completed in 2005, as well as an 8.8% year-over-year increase in insurance revenues primarily driven by a 48.7% increase in contingent fees.
Expense control was evident during the quarter as the fourth quarter efficiency initiatives were realized. Non-interest expense, which historically increases in the first quarter of each year, totaled $40.3 million in the first quarter of 2006 and was lower than both the same period last year and the fourth quarter of 2005. The efficiency ratio improved from 60.6% in the first quarter of 2005 to 58.8% this quarter.
Asset quality remained at strong levels in the first quarter of 2006. Annualized net charge-offs for the first quarter of 2006 improved to 37 basis points of average loans, compared to 43 basis points for the first quarter of 2005 and 48 basis points in the fourth quarter of 2005. Non-performing loans to total loans were 81 basis points for the first quarter of 2006, representing improvements from 88 basis points in both the first quarter last year and on a sequential quarter basis. As a result of these improving asset quality trends, the provision for loan losses was reduced to $3.0 million for the first quarter of 2006, compared to $3.7 million in the fourth quarter last year and $2.3 million in the first quarter of 2005.

F.N.B. Corporation Page 2 of 3
Shareholders’ equity at March 31, 2006 was $481.3 million. The Corporation’s equity to assets ratio was 8.6%, regulatory leverage capital ratio was 7.1% and the tangible capital ratio was 4.9% at the end of the first quarter of 2006. The equity to assets and tangible capital ratio continue to show strong improvement, having increased from the first quarter 2005 ratios of 8.1% and 4.4%, respectively. The Corporation continues to maintain “well capitalized” ratios for federal bank regulatory purposes.
“We remain committed to delivering on our shareholder value proposition,” noted Gurgovits. “As reflected in our recent cash dividend announcement, the F.N.B. dividend represents an annualized yield as of the close of business on April 19, 2006 of 5.7% — the highest of all banks with $3-10 billion in assets.”
In December 2005, the Corporation announced the acquisition of The Legacy Bank (Legacy) in Harrisburg with $370 million in assets at March 31, 2006. Thirty percent of the consideration will be exchanged for cash at $18.40 per Legacy share and the remaining 70% of Legacy shares will be exchanged for F.N.B. common stock on a one-for-one basis. The transaction is expected to be completed at the end of next month and is expected to be accretive to earnings after one full year of combined operations.
The Corporation will hold its Annual Meeting on May 17, 2006 at 4:00 p.m. in the Howard Miller Student Center at Thiel College in Greenville, PA. Shareholders of record on March 8, 2006 will be entitled to vote at the meeting.
The Corporation will host a conference call on Friday, April 21, 2006 at 11:00 a.m. (EDT) to discuss first quarter 2006 results. Interested parties may access the conference call by dialing 1-800-346-7359 with the entry code 3044. Replays of the call will be available until April 29, 2006 by calling 1-800-332-6854 and using the above entry code, 3044. A transcript of the conference call will also be available on the Corporation’s web site, http://www.fnbcorporation.com.
About F.N.B. Corporation:
F.N.B. Corporation, headquartered in Hermitage, PA, has total assets of $5.6 billion. F.N.B. is a leading provider of banking, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Florida.
Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 33 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B.’s website at http://www.fnbcorporation.com.

F.N.B. Corporation Page 3 of 3
This press release of F.N.B. Corporation and the reports F.N.B. Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause F.N.B. Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among depository institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which F.N.B. Corporation is engaged; (6) changes in the securities markets; or (7) risk factors mentioned in the reports and registration statements F.N.B. Corporation files with the Securities and Exchange Commission. F.N.B. Corporation undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.
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Media Contact:
Kathryn Lima 724-981-4318
724-301-6984 (cell)
Analysts/Institutional Investor Contact:
John Waters 239-272-6495 (cell)
DATA SHEETS FOLLOW

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

				1st Qtr 2006 -	1st Qtr 2006 -
	2006	2005		4th Qtr 2005	1st Qtr 2005
	First	Fourth	First	Percent	Percent
Statement of earnings	Quarter	Quarter	Quarter	Variance	Variance
Interest income — taxable equivalent basis	$78,583	$78,095	$69,854	0.6	12.5
Interest income	$77,621	$77,183	$69,073	0.6	12.4
Interest expense	31,802	30,400	23,490	4.6	35.4

Net interest income	45,819	46,783	45,583	-2.1	0.5
Provision for loan losses	2,958	3,711	2,331	-20.3	26.9

Net interest income after provision	42,861	43,072	43,252	-0.5	-0.9

Service charges	10,170	10,428	9,054	-2.5	12.3
Insurance commissions and fees	4,100	2,808	3,769	46.0	8.8
Securities commissions and fees	947	971	1,404	-2.5	-32.5
Trust income	1,844	1,712	1,905	7.7	-3.2
Gain (loss) on sale of securities	547	(13,305)	607	-104.1	-9.9
Impairment loss on equity security	0	(1,953)	0	n/m	n/m
Gain on sale of loans	298	342	314	-13.0	-5.1
Other	2,203	1,882	1,690	17.1	30.4

Total non-interest income	20,109	2,885	18,743	596.9	7.3

Salaries and employee benefits	21,318	20,782	21,183	2.6	0.6
Occupancy and equipment	6,678	6,331	6,517	5.5	2.5
Amortization of intangibles	931	1,014	860	-8.2	8.3
Other	11,324	12,393	11,778	-8.6	-3.9

Total non-interest expense	40,251	40,520	40,338	-0.7	-0.2

Income before income taxes	22,719	5,437	21,657	317.9	4.9
Income taxes	6,917	716	6,747	865.9	2.5

Net income	$15,802	$4,721	$14,910	234.7	6.0

Earnings per share
Basic	$0.28	$0.08	$0.28	250.0	0.0
Diluted	$0.27	$0.08	$0.28	237.5	-3.6

Performance ratios
Return on average equity	13.33%	3.96%	15.76%
Return on tangible equity (1)	25.45%	8.41%	26.88%
Return on average assets	1.14%	0.33%	1.15%
Net interest margin (FTE)	3.82%	3.78%	3.97%
Yield on earning assets (FTE)	6.42%	6.18%	5.99%
Cost of funds	2.92%	2.69%	2.28%
Efficiency ratio (FTE) (2)	58.78%	78.11%	60.64%

Common stock data
Average basic shares outstanding	57,177,923	57,308,055	53,041,581	-0.2	7.8
Average diluted shares outstanding	57,587,478	58,016,749	53,808,732	-0.7	7.0
Ending shares outstanding	57,514,349	57,419,041	56,274,790	0.2	2.2
Book value per common share	$8.37	$8.31	$8.04	0.7	4.0
Tangible book value per common share	$4.56	$4.48	$4.16	1.8	9.6
Dividend payout ratio	85.45%	285.28%	86.81%
(1)	Return on tangible equity is calculated by dividing net income less amortization of intangibles by average equity less average intangibles.
(2)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

				1st Qtr 2006 -	1st Qtr 2006 -
	2006	2005		4th Qtr 2005	1st Qtr 2005
	First	Fourth	First	Percent	Percent
Average balances	Quarter	Quarter	Quarter	Variance	Variance
Total assets	$5,599,172	$5,688,093	$5,259,752	-1.6	6.5
Earning assets	4,943,623	5,024,396	4,708,823	-1.6	5.0
Securities	1,147,955	1,211,224	1,203,093	-5.2	-4.6
Loans, net of unearned income	3,789,368	3,777,630	3,504,247	0.3	8.1
Allowance for loan losses	51,464	51,915	52,655	-0.9	-2.3
Goodwill and intangibles	219,252	219,345	150,396	0.0	45.8

Deposits and repurchase agreements	4,216,877	4,225,437	3,887,935	-0.2	8.5
Short-term borrowings	175,225	220,011	246,771	-20.4	-29.0
Long-term debt	534,061	568,287	533,717	-6.0	0.1
Trust preferred securities	128,866	128,866	128,866	0.0	0.0
Shareholders’ equity	480,671	473,023	383,683	1.6	25.3

Asset quality data
Non-accrual loans	$25,918	$28,100	$26,845	-7.8	-3.5
Restructured loans	5,031	5,032	5,689	0.0	-11.6

Non-performing loans	30,949	33,132	32,534	-6.6	-4.9
Other real estate owned	6,280	6,337	6,240	-0.9	0.6

Non-performing assets	$37,229	$39,469	$38,774	-5.7	-4.0

Net loan charge-offs	$3,487	$4,581	$3,722	-23.9	-6.3
Allowance for loan losses	50,178	50,707	52,698	-1.0	-4.8

Non-performing loans / total loans	0.81%	0.88%	0.88%
Non-performing assets / total assets	0.66%	0.71%	0.69%
Allowance for loan losses / total loans	1.31%	1.35%	1.43%
Allowance for loan losses / non-performing loans	162.13%	153.04%	161.98%
Net loan charge-offs (annualized) / average loans	0.37%	0.48%	0.43%

Balances at period end
Total assets	$5,631,413	$5,590,326	$5,609,386	0.7	0.4
Earning assets	4,968,263	4,914,772	4,972,780	1.1	-0.1
Securities	1,131,937	1,160,358	1,284,423	-2.4	-11.9
Loans, net of unearned income	3,826,964	3,749,047	3,685,933	2.1	3.8
Goodwill and intangibles	218,820	219,755	216,337	-0.4	1.1

Deposits and repurchase agreements	4,283,556	4,194,460	4,094,320	2.1	4.6
Short-term borrowings	145,226	196,461	295,971	-26.1	-50.9
Long-term debt	533,378	533,703	568,558	-0.1	-6.2
Trust preferred securities	128,866	128,866	128,866	0.0	0.0
Shareholders’ equity	481,264	477,202	452,676	0.9	6.3

Capital ratios
Equity/assets (period end)	8.55%	8.54%	8.07%
Leverage ratio	7.14%	6.93%	7.19%
Tangible equity/tangible assets (period end)	4.85%	4.79%	4.38%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

				1st Qtr 2006 -	1st Qtr 2006 -
	2006	2005		4th Qtr 2005	1st Qtr 2005
	First	Fourth	First	Percent	Percent
Average balances	Quarter	Quarter	Quarter	Variance	Variance
Loans:
Commercial	$1,674,450	$1,616,429	$1,494,656	3.6	12.0
Direct installment	884,663	891,509	829,204	-0.8	6.7
Consumer LOC	257,421	264,417	252,035	-2.6	2.1
Residential mortgages	485,016	497,849	490,071	-2.6	-1.0
Indirect installment	484,762	502,163	432,705	-3.5	12.0
Other	3,056	5,263	5,576	-41.9	-45.2

Total loans	$3,789,368	$3,777,630	$3,504,247	0.3	8.1

Deposits:
Non-interest bearing deposits	$638,232	$670,699	$628,236	-4.8	1.6
Savings and NOW	1,738,215	1,700,976	1,633,860	2.2	6.4
Certificates of deposit and other time deposits	1,645,730	1,651,199	1,451,460	-0.3	13.4

Total deposits	4,022,177	4,022,874	3,713,556	0.0	8.3
Customer repurchase agreements	194,700	202,563	174,379	-3.9	11.7

Total deposits and repurchase agreements	$4,216,877	$4,225,437	$3,887,935	-0.2	8.5

Balances at period end
Loans:
Commercial	$1,708,307	$1,613,960	$1,552,253	5.8	10.1
Direct installment	909,340	890,288	879,938	2.1	3.3
Consumer LOC	253,916	262,969	255,520	-3.4	-0.6
Residential mortgages	477,781	485,542	500,446	-1.6	-4.5
Indirect installment	475,626	493,740	490,942	-3.7	-3.1
Other	1,994	2,548	6,834	-21.8	-70.8

Total loans	$3,826,964	$3,749,047	$3,685,933	2.1	3.8

Deposits:
Non-interest bearing deposits	$651,964	$688,391	$667,064	-5.3	-2.3
Savings and NOW	1,800,500	1,675,395	1,702,599	7.5	5.8
Certificates of deposit and other time deposits	1,637,474	1,648,157	1,545,660	-0.6	5.9

Total deposits	4,089,938	4,011,943	3,915,323	1.9	4.5
Customer repurchase agreements	193,618	182,517	178,997	6.1	8.2

Total deposits and repurchase agreements	$4,283,556	$4,194,460	$4,094,320	2.1	4.6